                                            Rule 424(b)5
                                            Registration Statement No. 333-47446

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 19, 2001)

                                  $127,165,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                            CITY OF DETROIT, MICHIGAN
   SEWAGE DISPOSAL SYSTEM SENIOR LIEN REVENUE REFUNDING BONDS (VARIABLE RATE
                                    DEMAND),
                                SERIES 2001(C-2)


Date of the Bonds:  Date of Delivery                           Due: July 1, 2029


                            -------------------------

         LIQUIDITY FACILITY: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire on October 1, 2006, unless it is extended or terminated sooner in accordance with its terms.

         TERMS OF THE BONDS: The bonds are not general obligations of the City of Detroit, Michigan, a municipality organized and existing under the laws of the State of Michigan. The bonds are payable solely from net revenues of the City of Detroit's sewage disposal system. Net revenues are the amounts remaining from the income derived from the operation of the system (which includes income derived from rates, charges, fees and rentals charges for service as well as earnings derived from the investment of monies in certain of the funds and accounts established by the ordinances authorizing bonds for the system), after deducting the reasonable expenses of administration, operation and maintenance of the system. The rights of the owners of the bonds are on a parity with respect to the net revenues and any other pledged funds or security to the rights of the owners of other senior lien bonds, senior to the rights of the owners of outstanding second lien bonds and second lien bonds issued in the future, and senior to the rights of the owners of any junior lien bonds issued as other than second lien bonds. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below the heading "THE COMPANY," located in the prospectus accompanying this prospectus supplement.

                    ----------------------------------------

                              UBS PAINEWEBBER INC.

SIEBERT BRANDFORD SHANK & CO., LLC                     BEAR, STEARNS & CO., INC.

                    ----------------------------------------


           The date of this prospectus supplement is October 12, 2001

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $127,165,000 aggregate principal amount of Sewage Disposal System Senior Lien Revenue Refunding Bonds (Variable Rate Demand), Series 2001(C-2) which will be issued on or about October 23, 2001 by the City of Detroit, a municipality organized and existing under the laws of the State of Michigan. The bonds are authorized to be issued pursuant to the Revenue Bond Act of 1933, Act No. 94, Public Acts of Michigan, 1933, as amended, and Ordinance 27-86 of the City Council of the City, effective December 17, 1986, as supplemented and amended by Ordinance No. 7-87, effective March 27, 1987, Ordinance No. 38-92, effective December 11, 1992, Ordinance No. 3-93, effective February 19, 1993, Ordinance No. 31-95, effective October 20, 1995, Ordinance No. 16-97, effective June 23, 1997, Ordinance No. 24-97, effective July 21, 1997, Ordinance No. 36-99, adopted November 24, 1999 and a Resolution supplementing the 1986 Ordinance adopted by the City Council on August 1, 2001 and a Sale Order of the Finance Director of the City of Detroit, dated September 26, 2001, as supplemented on October 1, 2001.

         U.S. Bank Trust National Association, Detroit, Michigan, has been appointed to act as trustee and U.S. Bank Trust National Association, New York, New York, has been appointed to act as tender agent for the bonds. We will enter into a standby bond purchase agreement with the trustee, which will obligate us under certain circumstances to purchase unremarketed bonds from the owners optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation which will irrevocably obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire on October 1, 2006, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

         GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the obligations. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

                            DESCRIPTION OF THE BONDS

GENERAL

         The bonds will initially bear interest at a weekly rate in denominations of $100,000 and integral multiples of $5,000 in excess of $100,000, will be dated as of the date of initial delivery and will mature on July 1, 2029, subject to mandatory and optional redemption and mandatory and optional tender. The initial interest rate on the bonds will determined by the underwriters by 4:00 p.m., New York time, on the day before the delivery date of the bonds, as the minimum rate of interest that, under then-existing market conditions, would result in the sale of the bonds at a price equal to 100% of the principal amount of the bonds with such initial interest rate in effect from the delivery date of the bonds through the next succeeding Wednesday. While the bonds bear interest at a weekly rate, interest will be payable on the first business day of each month, beginning November 1, 2001. The bonds may be outstanding bearing interest at any of five interest rates: the weekly rate, the daily rate, the term rate, the fixed rate or the auction rate.

         After the bonds have been issued, the City of Detroit may cause any of the bonds to be converted to and from the daily rate, the weekly rate or, the term rate. Any of the bonds may also be converted to bear interest at an auction rate or a fixed rate, but if the bonds are converted to either of those two rates, they must remain in those interest rate modes. While bearing interest at weekly, daily or term rates, the bonds will be issued in denominations of $100,000 or integral multiples of $5,000 in excess of $100,000. While bearing interest at the auction rate, the bonds will be issued in denominations of $25,000 and any integrat multiple of $25,000 and interest will be paid on January 1, 2002, and on each July 1 and January 1 after that during the initial interest period, and after that on the business day after the last day of each auction period. While bearing interest at the fixed rate, the bonds will be issued in denominations of $5,000 and any multiple of $5,000, and interest will be payable on January 1 and July 1 of each year, beginning with the first of such dates that occurs after the interest rate mode change date to a fixed rate bond.

WEEKLY INTEREST RATES FOR THE BONDS

         While in the weekly interest rate mode, the bonds will bear interest at the weekly rate. The weekly rate will be determined weekly by UBS PaineWebber Inc., acting as the remarketing agent, as the minimum rate of interest that, under then existing market conditions, would result in the sale of the bonds at the weekly rate at a price equal to 100% of the principal amount of the bonds. The remarketing agent will determine the weekly rate by 5:00 p.m., New York time, on the business day before any interest rate change to a weekly rate and thereafter on each Wednesday, but if that Wednesday is not a business day, then on the next business day. If the remarketing agent fails to determine an interest rate for the bonds while they are bearing interest at a weekly rate, the interest rate for each interest period will be the BMA municipal swap index.

         While bearing interest at a weekly rate, interest on the bonds will be calculated on the basis of a 365 or 366 day year, as appropriate, for the actual number of days elapsed. The determination by the remarketing agent of the interest rates for the bonds will be conclusive and binding, in the absence of manifest error, upon the City of Detroit, the remarketing agent, the tender agent, the trustee, the insurer, the liquidity facility issuer, and the owners of the bonds. No bonds (other than bonds provided by us) may bear interest at an interest rate higher than the maximum rate, which is 12% per annum.

OPTIONAL TENDER

         While the bonds bear interest at the weekly rate, an owner of a bond may elect to have such bond (or portions of such bond equal to an authorized denomination) purchased on any business day that is not less than seven calendar days after the date specified by such owner for such purchase, upon delivery on a business day of an irrevocable written notice of tender (which may be given by telecopy) to the tender agent not later than 4:00 p.m., New York time, in order to be effective on that day. Any notice received after 4:00 p.m., New York time, on a business day will be deemed given on the next succeeding business day. The notice must state the principal amount and number of the bond being tendered for purchase and the date on which a bond is to be purchased.

         If an event of termination occurs under the standby bond purchase agreement, the right of a bondowner to tender the bonds will be suspended and the interest rate or rates for those bonds will be determined as if a rate suspension event had occured, except that 2% per annum will be added to the rates for the affected bonds.

MANDATORY PURCHASE

         Upon Expiration of a Liquidity Facility - If the tender agent has not received a commitment to provide an alternate liquidity facility to replace an expiring liquidity facility on or before the 20th day before the day on which the liquidity facility is scheduled to expire or terminate, then the tender agent will give notice to all bondowners that their bonds are subject to mandatory purchase (with no right to retain) at a purchase price equal to 100% of the principal amount of the bonds plus accrued interest to the purchase date on the last business day to occur not less than five days before the expiration date. The tender agent is required to give at least 15 days prior notice to bondowners before the mandatory purchase date. If the conditions contained in a commitment for an alternate liquidity facility are not satisfied, or if the alternate liquidity facility is not delivered, there will be a mandatory tender of the affected bonds.

         Upon Substitution of Alternate Liquidity Facility - If the City of Detroit delivers an alternate liquidity facility for the bonds that is not provided by the initial provider of such liquidity facility, then all such bonds will be subject to mandatory tender for purchase at least five days before the sooner of the date on which such alternate liquidity facility is to be substituted for the then current liquidity facility or the expiration date of the then current liquidity facility. The tender agent, no later than 15 days before the substitution date, will give notice to the owners of the bonds stating that the then effective liquidity facility is being replaced by an alternate liquidity facility and that the bonds are required to be tendered for purchase on the substitution date.

         Upon Certain Termination Events - We may elect to terminate the standby bond purchase agreement upon at least 30 days' notice to the City of Detroit, the remarketing agent, the transfer agent and the tender agent if certain events occur. See "THE STANDBY BOND PURCHASE AGREEMENT--TERMINATION EVENTS". Upon receipt of notice from us that any such event has occurred, all bonds will be subject to mandatory tender for purchase. The tender agent will give notice to the owners of the bonds specifying the purchase date.

         Upon Change or Proposed Change in Interest Rate Mode -- If the City of Detroit determines to change the interest rate mode of the bonds to another interest rate mode, the bonds will be subject to mandatory tender for purchase on the proposed date of such interest rate change, regardless of whether in fact the interest rate change actually occurs. The tender agent will provide at least 15 days notice of such mandatory tender with respect to any proposed interest rate change.

REMARKETING OF THE BONDS

         The City of Detroit and UBS PaineWebber Inc. are entering into a remarketing agreement pursuant to which the City of Detroit will agree to pay the remarketing agent a fee for its services as remarketing agent and the remarketing agent will agree, among other things, to use its best efforts to find purchasers for all bonds mandatorily tendered for purchase at the purchase price. The remarketing agent will promptly notify the tender agent of the amount of any bonds that were not remarketed. The tender agent will promptly thereafter direct the transfer agent at our request (or the issuer of any alternate liquidity facility) to purchase under the standby bond purchase agreement (or the then applicable alternate liquidity facility) on the designated purchase date, at the purchase price described below, all such bonds tendered or deemed tendered and which the remarketing agent has been unable to remarket.

PURCHASE OF THE BONDS

         The purchase price for any bond (or any authorized denomination of the bonds) optionally tendered, or subject to mandatory tender for purchase, shall be 100% of the principal amount of such bonds plus accrued interest, if any, to the purchase date. Funds for the payment of the purchase price will be derived only from the following sources in the following order of priority: funds derived from the remarketing of the bonds; and funds representing proceeds of a drawing by the tender agent under the standby bond purchase agreement. None of the City of Detroit, the transfer agent, the tender agent, the remarketing agent or the bond insurers will be obligated to provide funds for the payment of the purchase price from any other source. The bond insurance policies do not insure the payment of the purchase price under any circumstances. Bonds purchased by us will bear interest at the rate specified in the standby bond purchase agreement during the time they are owned by us and until they are remarketed.

         During any period that the bonds are registered in the name of DTC or a nominee of DTC, tenders and purchases will be made as described above and under the caption "BOOK-ENTRY SYSTEM" below. If the book-entry system is not in effect, upon transfer of the bonds to be purchased to the transfer agent with all necessary endorsements, the tender agent will pay the purchase price to the bondowners.

CHANGE IN INTEREST RATE MODES

         In addition to the weekly rate interest mode, the ordinances provide that the City of Detroit may determine to change the interest rate mode of the bonds, but only on an interest payment date, to a daily interest rate mode, during which the remarketing agent will set the rates of interest for the bonds on each business day; or to a term rate, where the interest rate borne by the bonds will be fixed for a term to be designated by the City of Detroit; or to a fixed rate where the interest rate borne by the bonds will be set to maturity; or to an auction rate, where the interest rate will be fixed pursuant to special auction procedures. The ordinances provide the methods by which changes from one mode to another will be made, which methods include the giving of notice of such change to the owners of the bonds, and describing in detail the provisions of the new interest rate mode. In addition, upon a proposed change in interest rate mode, each owner of a bond will be subject to a mandatory tender of all bonds for purchase on the proposed date of such interest rate change. The interest rate on the bonds may be changed from certain short-term rates to other short-term rates as often as determined by the City of Detroit. However, once the interest rate on the bonds has been changed to an auction rate or a fixed rate, the bonds must remain in the auction rate or fixed rate interest mode and may not be subsequently changed to a short-term rate.

REDEMPTION

         Optional Redemption. While bearing interest at a weekly rate or a daily rate, the bonds are subject to redemption prior to maturity, at the option of the City of Detroit, in whole or in part on any business day, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, together with the interest accrued on such principal amount to the date fixed for redemption.

         If the bonds are changed to bear interest at the term rate, they will be subject to redemption prior to maturity, at the option of the City of Detroit, in whole or in part on any interest payment date at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, together with the interest accrued on such principal amount to the date fixed for redemption; provided that the first interest payment date on which bonds bearing interest at the term rate may be redeemed may not be less than five calendar months after the calendar month in which the bonds were converted to bear interest at the term rate.

         The City of Detroit may not exercise its option to redeem the bonds at a daily, weekly or term rate unless such action will not adversely affect the exemption of the interest on the bonds from federal and state income taxes.

         If the bonds are changed to bear interest at the auction rate, they will be subject to redemption prior to maturity, at the option of the City of Detroit, in whole or in part in authorized denominations on the final interest payment date for the initial interest period and, after that date, on any business day following the last day of each auction period, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, together with the interest accrued on such principal amount to the date fixed for redemption. If the auction period for the bonds is changed, additional optional redemption provisions may be added.

         If the bonds are changed to bear interest at a fixed rate, they will be subject to redemption prior to maturity, at the option of the City of Detroit, in whole or in part in, on such dates and at such redemption prices, together with the interest accrued on such principal amount to the date fixed for redemption, set and determined in accordance with the following schedule:


ORIGINAL LENGTH OF                   COMMENCEMENT OF                                 REDEMPTION PRICE AS A
FIXED RATE PERIOD (YEARS)            REDEMPTION PERIOD                               PERCENTAGE OF PRINCIPAL
-------------------------            -----------------                               -----------------------
More than 15 years..............     Interest Payment Date immediately after 10th
                                     anniversary of effective date of Fixed Rate
                                     Period until 11th anniversary................   101.0%

                                     Interest Payment Date immediately after 11th
                                     anniversary of effective date of Fixed Rate
                                     Period until 12th anniversary................   100.5%

                                     Interest Payment Date immediately after 12th
                                     anniversary of effective date of Fixed Rate
                                     Period and thereafter........................   100.0%

More than 10 years but not more      Interest Payment Date immediately after 7th
than 15 years...................     anniversary of effective date of Fixed Rate
                                     Period until 8th anniversary.................   101.0%

                                     Interest Payment Date immediately after 8th
                                     anniversary of effective date of Fixed Rate
                                     Period until 9th anniversary.................   100.5%

                                     Interest Payment Date immediately after 9th
                                     anniversary of effective date of Fixed Rate
                                     Period and thereafter........................   100.0%

More than 5 years but not more       Interest Payment Date immediately after 3rd
than 10 years...................     anniversary of effective date of Fixed Rate
                                     Period until 4th anniversary.................   101.0%

                                     Interest Payment Date immediately after 4th
                                     anniversary of effective date of Fixed Rate
                                     Period until 5th anniversary.................   100.5%

                                     Interest Payment Date immediately after 5th
                                     anniversary of effective date of Fixed Rate
                                     Period and thereafter........................   100.0%

5 or fewer years................     Interest Payment Date immediately after 2nd
                                     anniversary of effective date of Fixed Rate
                                     Period and thereafter........................   100.0%

         In addition, if any bonds are owned by us and the City of Detroit elects to optionally redeem bonds, it must also offer to redeem a corresponding amount of our bonds at 100% of the principal amount plus accrued interest to the redemption date at the rate described in the standby bond purchase agreement.

         Mandatory Sinking Fund Redemption. The bonds are subject to mandatory redemption in part by the City of Detroit, by lot, prior to their scheduled maturity from moneys to be deposited by the City of Detroit in satisfaction of applicable mandatory redemption requirements, at a redemption price equal to the principal amount of the bonds, without premium, plus accrued interest to the date fixed for redemption in the amounts in the table below:


                   MANDATORY REDEMPTION                      PRINCIPAL
                 DATE (JULY 1 OF YEARS)                       AMOUNT
                 ----------------------                     ---------
                          2002                             $2,205,000
                          2003                                225,000
                          2004                                235,000
                          2005                                245,000
                          2006                                255,000
                          2007                                375,000
                          2008                                285,000
                          2009                                300,000
                          2010                                315,000
                          2011                                330,000
                          2012                                345,000
                          2013                                360,000
                          2014                                375,000
                          2015                                395,000
                          2016                                415,000
                          2017                                435,000
                          2018                                455,000
                          2019                                475,000
                          2020                                495,000
                          2021                                520,000
                          2022                                545,000
                          2023                                570,000
                          2024                                595,000
                          2025                                625,000
                          2026                                655,000
                          2027                                685,000
                          2028                             55,910,000
                          2029*                            58,540,000
          ----------
           *Final maturity


         The City of Detroit will receive a credit with respect to any mandatory redemption requirement on account of bonds that have been redeemed (other than by application of mandatory redemption requirements) or otherwise acquired by the City of Detroit before the giving of the notice of redemption and that have not been applied as a credit against any other mandatory redemption requirements. Not less than 40 days prior to any mandatory redemption date for the bonds, the City of Detroit will give notice to the transfer agent that such bonds are to be so credited. Each such bond will be credited by the transfer agent at 100% of the principal amount of such bonds against the mandatory redemption requirement, and the principal amount of bonds to be redeemed on such mandatory redemption date will be reduced accordingly and any excess over such amount will be credited to future mandatory redemption requirements in such order as the City of Detroit will elect; provided, however, that any excess resulting from the purchase, at less than par, of bonds under the ordinances, may be transferred to the receiving fund.

GENERAL REDEMPTION PROVISIONS

         Any bonds to be redeemed will be redeemed only in authorized denominations. In the event of any partial redemption (optional or mandatory) of bonds, the transfer agent will first select for redemption bonds purchased by us. The transfer agent will promptly give to us, the tender agent and the remarketing agent notice by telephone of the selection of any bonds purchased by us and selected for redemption. In the event that less than all of the bonds are to be redeemed and for so long as the book-entry system remains in effect for the bonds, the bonds (or portions of the bonds) to be redeemed will be selected by DTC in such manner as DTC may determine. If the book-entry system for the bonds is no longer in effect, selection for redemption of less than all the bonds of any one maturity will be made by the transfer agent by lot or in any other manner of selection the transfer agent in its discretion will deem appropriate and fair.

         Bonds duly called for redemption will not bear interest after the date fixed for redemption, whether presented for redemption or not, provided that funds are on hand with the transfer agent to redeem such bonds. Owners of bonds selected for redemption in part, upon surrender of such bonds for redemption will receive, without cost, a new bond with the same interest rate and maturity, and in the amount of the unredeemed portion of such bond which was surrendered. Any new bond issued will be executed by the City of Detroit and authenticated by the transfer agent.

         So long as DTC or its nominee is the owner, the City of Detroit, the transfer agent and the tender agent will recognize DTC or its nominee as the owner for all purposes, including notices and voting. Notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

         The transfer agent will give notice of redemption to the owners, while the bonds bear interest at a short-term rate, not less than 15 days prior to the date fixed for redemption. While the bonds bear interest at a fixed rate, the transfer agent will give notice of redemption to the owners not less than 30 days prior to the date fixed for redemption. Failure to mail notice to a particular owner, or any defect in the notice to such owner, will not affect the redemption of any bond. So long as DTC or its nominee is the owner of the bonds, the transfer agent or the tender agent will send any notice of redemption only to DTC. Any failure on the part of DTC to advise any direct participant, or any failure of a direct or indirect participant to notify any owner, of such notice of redemption will not affect the validity or sufficiency of the proceedings relating to the redemption of the bonds called for redemption or any other action premised on such notice. See "BOOK-ENTRY SYSTEM."

TRANSFER OF BONDS

         So long as Cede & Co., as nominee of DTC, is the registered owner of the bonds, beneficial ownership interests in the bond may only be transferred through a DTC direct participant or indirect participant and recorded on the book-entry-only system operated by DTC. In the event the book-entry system is discontinued by either DTC or the City of Detroit, any bond may be transferred by the owner, in person or by his duly authorized attorney or legal representative, upon surrender of the bond to the transfer agent or the tender agent for cancellation, together with a duly executed written instrument of transfer in a form approved by the transfer agent or the tender agent. Whenever any bonds are surrendered for transfer, the transfer agent will authenticate and deliver a new bond or bonds in authorized denominations of $100,000 or any integral multiple of $5,000 in excess of $100,000 for the same aggregate principal amount and bearing the same interest rate as the surrendered bond. The transfer agent or tender agent will require the owner requesting the transfer to pay any tax or other governmental charge required to be paid with respect to the transfer. The transfer agent or the tender agent will not be required to issue, register the transfer of, or exchange any bond during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of bonds selected for redemption and ending at the close of business on the day of that mailing, or register the transfer of or exchange any bond selected for redemption in whole or in part, except the unredeemed portion of the bonds being redeemed in part.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the City of Detroit subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City of Detroit or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the City of Detroit will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The bond issuer and the underwriters cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriters are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the City of Detroit may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

                        SOURCES OF PAYMENT FOR THE BONDS

NATURE OF OBLIGATION

         The bonds are self-liquidating obligations of the City of Detroit, principal of and interest on which are payable solely from the net revenues of the City of Detroit's sewage disposal system and other monies available. Pursuant to the act and the ordinances, the net revenues are pledged to the bonds and a statutory lien is created on those revenues which is a first lien. The enforceability of the bonds, the ordinances and the act, including the statutory liens, may be delayed, limited or eliminated by the exercise of judicial discretion in accordance with general equitable principles and by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally or enacted to the extent constitutionally enforceable.

         Net revenues are defined in the ordinances as the amounts remaining from the income derived from the operation of the City of Detroit's sewage disposal system, after deducting the reasonable expenses of administration, operation and maintenance of the City of Detroit's sewage disposal system, which income includes: income derived from rates, charges, fees and rentals charged for services; earnings derived from the investment of monies in the various funds and accounts established by the ordinances, other than the escrow fund and the construction fund for any fiscal year in which the Board of Water Commissioners does not transfer earnings on the construction fund to the receiving fund; and amounts transferred from the rate stabilization fund to the receiving fund. In 1999, the City of Detroit amended the ordinances to include earnings on the construction fund, to the extent transferred to the receiving fund, in the definition of net revenues for rate covenant purposes and for purposes of the additional bonds tests. However, the amounts transferred to the receiving fund from the construction fund and the rate stabilization fund may not be included as net revenues unless at all times the City of Detroit fixes rates sufficient to produce net revenues, exclusive of such transferred monies, equal to at least 100% of debt service on all senior lien bonds and junior lien bonds then outstanding during the next fiscal year. The bonds do not constitute an indebtedness of the City of Detroit within any constitutional, statutory or charter limitation or a charge against the general credit or taxing power of the City of Detroit.

                       THE STANDBY BOND PURCHASE AGREEMENT

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3.3 billion of obligations currently outstanding.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary the purchase price for the bonds when we receive an appropriate demand for payment. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 34 days' interest on the bonds at the maximum rate of 12% per year.

TERMINATION EVENTS

         The scheduled expiration date of the standby bond purchase agreement is October 1, 2006, unless it is extended or terminated sooner in accordance with its terms.

         Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

                           - any portion of the commitment fee for the standby
                  bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure will continue for three business days after notice thereof to the City of Detroit;

                           - the State of Michigan takes any action which would
                  have a materially adverse effect on the ability of the City of Detroit to comply with the payment and security interest and lien covenants and obligations under the bonds, the ordinances, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

                           - the City of Detroit fails to observe or perform any
                  covenant or agreement contained in the bonds, the ordinances, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications of these agreements), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for ninety (90) days following written notice thereof to the City of Detroit from us. However, if the failure (other than a payment default) cannot be cured or corrected within the ninety day period, it will not constitute an event of default if the City of Detroit institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

                           - an event of default has occurred and is continuing
                  under any of the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

                           - any representation, warranty, certification or
                  statement made by the City of Detroit in the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

                           - any default by the City of Detroit has occurred and
                  continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the City of Detroit, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

                           - the City of Detroit files a petition in voluntary
                  bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                           - a court of competent jurisdiction enters an order,
                  judgment or decree declaring the City of Detroit insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the City of Detroit, or approving a petition filed against the City of Detroit seeking reorganization of the City of Detroit under any applicable law or statute of the United States of America or any state thereof, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

                           - under the provisions of any other law for the
                  relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the City of Detroit and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

                           - any material provision of the ordinances, the
                  standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the City of Detroit, or the City of Detroit contests the validity or enforceability of those agreements; or

                           - the City of Detroit fails to pay when due any
                  amount payable under any bond (regardless of any waiver of that failure by the owners of the bonds).

         If a termination event happens, we may deliver notice to the City of Detroit, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the City of Detroit are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on the borrowing date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

         GE Capital has the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations of the bonds.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                   Year Ended December 31,                                           Six Months
----------------------------------------------------------------------------------------------         Ended
      1996               1997               1998                1999                2000           June 30, 2001
----------------   ----------------   ----------------    ----------------    ----------------    ---------------
      1.53               1.48               1.50                1.60                1.52                1.60


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

         DOCUMENT                                           PERIOD
         --------                                           ------
         Annual Report on Form 10-K....................     Year ended December 31, 2000

         Quarterly Reports on Form 10-Q................     Quarters ended March 31, 2001 and June 30, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

--------------------------------------------------------------------------------
|                            |                         |                       |
|                            |                         |                       |
|                            |                         |                       |
-------------      -----------------          ----------------         --------
  11:30 a.m.       11:45 a.m.                 2:15 p.m.                2:30 p.m.
     [1]              [2]                       [3]                       [4]


1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





The date of this Prospectus is September 19, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, all heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the liquidity facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which the INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement terminate, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable liquidity facility as specified in the applicable Prospectus Supplement. Pursuant to the liquidity facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such liquidity facility relates. The obligation of the Company under each liquidity facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill our obligations under the liquidity facilities, we will enter into one or more standby loan agreements with one or more standby lenders under which the standby lenders will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable liquidity facility relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. If stated in the applicable prospectus supplement, the standby lender may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the obligations. We do not anticipate that a standby lender will guarantee the Securities to which its standby loan agreement relates or our obligation under any standby purchase agreement. Standby lenders will be identified in the appropriate prospectus supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUPPLEMENT
INTRODUCTION................................................................S-1

DESCRIPTION OF THE BONDS....................................................S-1

BOOK-ENTRY SYSTEM...........................................................S-7

SOURCES OF PAYMENT FOR THE BONDS............................................S-9

THE STANDBY BOND PURCHASE AGREEMENT.........................................S-9

THE STANDBY LOAN AGREEMENT; GE CAPITAL......................................S-11

LEGAL MATTERS...............................................................S-12

EXPERTS.....................................................................S-12

WHERE YOU CAN FIND MORE INFORMATION.........................................2

INCORPORATION BY REFERENCE..................................................3

SUMMARY ....................................................................4

THE COMPANY.................................................................5

THE LIQUIDITY FACILITIES....................................................5

THE STANDBY LOAN AGREEMENT..................................................5

PLAN OF DISTRIBUTION........................................................6

EXPERTS ....................................................................6

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                                  $127,165,000

                         principal amount, plus interest

                         LIQUIDITY FACILITY OBLIGATIONS



                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                     City of Detroit Sewage Disposal System
                       Senior Lien Revenue Refunding Bonds
                    (Variable Rate Demand), Series 2001 (C-2)


                              PROSPECTUS SUPPLEMENT

                                October 12, 2001


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